Exhibit 99.2

Daulton Capital Corp. Acquires Strateguc Gold Property in the Yukon

Daulton Capital Corp. (OTCBB:DUCP) is pleased to announce the acquisition of the Balarat Project, a key gold project located in the Yukon Territory, Canada.  The Balarat is located in the newly recognized White Gold District where Underworld Resource’s recent drill results have intercepted grades of 103 meters averaging 3.4 g/t Au.

Daulton Capital has the option to earn 100% interest the property from Dawson City local prospector, Shawn Ryan (who is credited with the initial discovery on Underworld’s White Gold Property) by making staged cash payments and issuing common shares of the company on or before Aug 20, 2013.  Shawn Ryan will retain a 2% net smelter return interest that requires an advance royalty payment in the amount of $30,000 starting Aug 20, 2014.  At the option of Daulton Capital, the net smelter return interest may be reduced to 1% upon making a $2 million dollar payment to Shawn Ryan.

The Balarat Project consists of 38 Yukon Quartz Mining Claims located in the Dawson Mining District, Yukon Territory, Canada.  The claim block is situated 3 miles south east of Underworld Resources, Black Fox Property.  The claim block covers 1900 acres or 7.6 square kilometers and straddles Balarat Creek, one of the main placer gold producing creeks in the Thistle Area (White Gold District).

The Balarat Project’s geology is very similar to the Underworld White Gold Project. According to the Geological Survey of Canada (GSC) and the Yukon Geological Survey (YTG) geology maps, the Balarat Project is covering mainly augen gneiss with minor amphibolites and quartz-mica schist. The Underworld principal gold host is found in the same augen gneiss unit.  The GSC regional magnetic data is indicating the Balarat Project is straddling a regional north east trending magnetic high similar to Underworld’s White Gold, Golden saddle zone, which is also straddling a magnetic high with the main mineralization following a north east trend.

Additional comparable evidence can be derived from GSC silt sample data.  The GSC has collected samples from many creeks in the area for gold and other elements.  According to GSC sample data, Underworld’s White Gold project’s GSC silt sample results were 12 ppb Au, whereas the Balarat Project silt values came in at almost 3X with 32 ppb Au.  The high silt data found on the Balarat Project represent one of the highest silt sample anomalies in the area.

The historic Klondike Gold district has recorded placer production of over 13 M oz of gold and according to Associated Press, “The sources of that gold were never found.  But Maurice Copron of the Yukon Geological Survey says the White Gold find could be one of them.  ‘The mother lode is still out there….’”.  According to AP’s Bob Weber, who quotes Ryan as saying, “We’ve finally found the first one that actually shows enough gold in one spot to say, ‘Aah, this is the type of deposit that could have produced the Klondike.’”

Daulton Capital exploration plans for the Balarat Project is to establish a soil and ground magnetic survey over the GSC anomalous silt drainage. The soil sampling program will be followed up with a portable excavator trenching program that the company believes will generate numerous quality drill targets.

ABOUT DAULTON CAPITAL CORP:

OTCBB: symbol DUCP: is a natural resource finance company focused on precious and base metals as well as oil & gas opportunities.  Management's corporate philosophy is to be a Project Generator, with the objective of option/joint venturing projects with major and junior natural resource companies through to production.  DAULTON CAPITAL has formed an experienced management team with the ability to take advantage of the tremendous opportunities that are available in the natural resource sector today.  Our focus will be to acquire resource projects, expand exploration while continuing to seek special situations and unique opportunities in under funded projects within the resource sector.

ABOUT SHAWN RYAN

Shawn Ryan was named Prospector of the Year and featured on the cover of Mining Markets 12/09 cover. Yukon Territorial Resources Minister, Brad Cathers, is quoted as saying, “…none of the current excitement would exist without the hard work of Ryan…”  As a result of Ryan’s work, about 7,900 claims have been staked since late 2006 by at least 20 junior mining companies.  Mineral exploration spending in the Yukon has gone from $7M in 2002 to more than $100M in 2007 and 2008.  With Shawn Ryan’s assistance, Daulton controls some of the most sought after projects in both the Klondike and White Gold districts.